PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated November 4, 2021)	Registration No. 333-260530

VINTAGE WINE ESTATES, INC.

10,000,000 Shares of Common Stock

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This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 4, 2021 (as supplemented or amended from time to time, the “Prospectus”) with the information contained in Item 8.01 of our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on November 15, 2021 (the “Report”), but excluding the information which was furnished and not filed under (i) Item 2.02 (including the related Exhibit 99.1 under Item 9.01) and (ii) Item 7.01 of such Report. Accordingly, we have attached the Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale from time to time of up to 10,000,000 shares of our common stock, no par value per share (“common stock”), issued pursuant to the terms of those certain subscription agreements entered into (the “PIPE Investment”) in connection with the Business Combination (as defined in the Prospectus). As described in the Prospectus, the selling securityholders named therein (collectively, the “Selling Stockholders”) or their permitted transferees may offer and sell from time to time up to 10,000,000 shares of our common stock that were issued to the Selling Stockholders in connection with the closing of the PIPE Investment and the Business Combination.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “VWE”. On November 15, 2021, the closing price of our common stock on Nasdaq was $11.10 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 16, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 15, 2021

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Vintage Wine Estates, Inc.

(Exact name of registrant as specified in its charter)

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Nevada	001-40016	87-1005902
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

937 Tahoe Boulevard, Suite 210

Incline Village, Nevada 89451

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (877) 289-9463

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Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common stock, no par value per share	VWE	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 — Results of Operations and Financial Condition

On November 15, 2021, Vintage Wine Estates, Inc. (the “Company”) issued a press release announcing its financial results for the three months ended September 30, 2021. A copy of the Company’s press release is attached hereto as Exhibit 99.1.

The information set forth, or referred to, in this Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by the Company under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), except as expressly set forth by specific reference in such filing.

Item 7.01 — Regulation FD Disclosure

A copy of the presentation materials that management will review during the Company’s earnings conference call to be held on November 15, 2021 will be posted in the Investor Relations section of the company’s website at www.vintagewineestates.com.

The information set forth, or referred to, in this Item 7.01 shall not be deemed "filed" for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by the Company under the Exchange Act or the Securities Act, except as expressly set forth by specific reference in such filing.

Item 8.01 — Other Events

On November 15, 2021, the “Company issued a press release announcing the acquisition of ACE Cider, The California Cider Company, which is expected to close November 16, 2021. A copy of the Company's press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01 — Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated November 15, 2021
99.2	Press Release, dated November 15, 2021
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vintage Wine Estates, Inc.
(Registrant)

Date:	November 15, 2021	/s/ Patrick Roney
Patrick Roney
Chief Executive Officer

Exhibit 99.2

News Release

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937 Tahoe Boulevard, Suite 210 | Incline Village, NV 89541

For Immediate Release

Vintage Wine Estates Acquires ACE Cider – Leading Brand Expands Product Portfolio and Launches Complementary New Sales Channel

Adds a top independent craft cider brand with a 25+ year legacy of growth and innovation

INCLINE VILLAGE, NV, November 15, 2021 – Vintage Wine Estates, Inc. (NASDAQ: VWE) (TSX: VWE.U) (TSX: VWE.WT.U) (“VWE” or the “Company”), one of the fastest-growing wine producers in the U.S. with an industry leading direct-to-customer platform, today announced the acquisition of ACE Cider, The California Cider Company, which is expected to close November 16, 2021. The first family-owned cider company in the U.S. and among the fastest growing craft cider brands in the country, ACE produces nearly 90,000 barrels of cider annually.

“This strategic acquisition adds an innovative product line to our RTD (ready-to-drink) category and brings us access to a significant new sales channel for distribution, through which we expect we can push many of our brands,” commented Pat Roney, VWE CEO. “ACE is an excellent complement to our wine portfolio and its products are distributed through the beer channel which provides a new growth opportunity for all of our RTD products. Importantly, this provides another platform from which we can expand by executing our strategy of consolidating highly fragmented offerings where we can leverage our production and marketing expertise to gain market share, capture more customers and increase volume.”

President and Founder Jeffrey House and his family have been producing premium, craft hard cider since 1993. ACE is located in Sebastopol, California, near the heart of Sonoma County, a region renowned for its winemaking and premium apple orchards. ACE has a diverse and balanced product portfolio with award-winning, fruit-forward ciders featuring no artificial ingredients, less calories and significantly less sugar (no added sugar) than the average hard cider—a compelling step up for hard seltzer consumers. ACE Pineapple is the world’s original pineapple cider and is the #1 selling fruit flavored cider in the U.S. ACE hard ciders are certified gluten-free and vegan.

The transaction will add over one million cases to VWE’s annual sales volume. ACE currently has annual revenue of over $20 million and has achieved a double-digit compound annual growth rate over the last five years.

Originally from England, which enjoys a longstanding and vibrant hard cider culture, founders Jeffrey and Angela House had a vision to bring that culture to America and build the American hard cider industry. Mr. House established himself in the American beer and cider industry until the founding of ACE Cider in 1993 as California’s original hard cidery. Mr. House, sons Jason House, VP Production & Operations and Simon House, VP Sales & Marketing, will continue their involvement in ACE.

Financial and Legal Advisors

Cowen acted as financial advisor to ACE and Farella Braun + Martel acted as legal advisor.

About ACE Cider

ACE Cider was founded in 1993 by Jeffrey and Angela House in Sebastopol, Sonoma County as the first California hard cider producer, to bring the hard cider culture of their native home, England, to the American consumer. Today, ACE is the top independently owned hard cider brand in the U.S. with an award-winning portfolio of fruit-forward hard ciders featuring lower alcohol, no added sugar and a commitment to the craft and spirit of the hard cider tradition. https://acecider.com

About Vintage Wine Estates, Inc.

Vintage Wine Estates is a family of wineries and wines whose mission is to produce the finest quality wines and provide incredible customer experiences with wineries throughout Napa, Sonoma, California’s Central Coast, Oregon and Washington State. Since its founding 20 years ago, the Company has grown to be the 15th largest wine producer in the U.S. selling more than two million nine-liter equivalent cases annually. To consistently drive growth, the Company curates, creates, stewards and markets its many brands and services to customers and end consumers via a balanced omni-channel strategy encompassing direct-to-consumer, wholesale and exclusive brand arrangements with national retailers. While VWE is diverse across price points and varietals with over 50 brands ranging from $10 to $150 at retail, its primary focus is on the fastest growing premium segment of the wine industry with the majority of brands selling in the $10 to $20 price range. The Company regularly posts updates and additional information at www.vintagewineestates.com.

Conference Call and Webcast

The Company is hosting a conference call and live webcast today at 4:45 PM ET/ 1:45 PM PT, to review its first quarter fiscal 2022 results and the ACE Cider acquisition. The review will be accompanied by a slide presentation, which will be available on the Company’s website at https://ir.vintagewineestates.com/. A question-and-answer session will follow the formal discussion.

The conference call can be accessed by dialing 201-689-8562. The listen-only audio webcast can be monitored at https://ir.vintagewineestates.com/. To listen to the archived call, dial 412-317-6671 and enter the passcode 13724707. The telephonic replay will be available from 7:45 PM ET / 4:45 PM PT on the day of the call through Monday, November 22, 2022. Alternatively, an archived webcast of the call can be found on the Company’s website. In addition, a transcript of the call will be posted to the website once available.

Forward-Looking Statements

Some of the statements contained in this press release are forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”). Forward-looking statements are all statements other than those of historical fact, and generally may be identified by the use of words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “may,” “model,” “outlook,” “plan,” “pro forma,” “project,” “seek,” “should,” “will,” “would” or other similar expressions that indicate future events or trends. These forward-looking statements include, but are not limited to the expected financial, operational and other benefits from the ACE Cider acquisition. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of VWE’s management and are not guarantees of actual performance. These forward-looking statements are provided only to provide information currently available to us and are not intended to serve as and must not be relied on by any investor as, a guarantee, assurance or definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ materially from those contained in or implied by such forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the control of VWE. Factors that could cause actual results to differ materially from the results expressed or implied by such forward-looking statements include, among others: the Company’s ability to remediate its material weakness in internal control over financial reporting and to maintain effective internal control over financial reporting, the effect of economic conditions on the industries and markets in which VWE operates, including financial market conditions, fluctuations in prices, interest rates and market demand; risks relating to the uncertainty of the projected financial information; the effects of competition on VWE’s future business; risks related to the organic and inorganic growth of VWE’s business and the timing of expected business milestones; the potential adverse effects of the ongoing COVID-19 pandemic on VWE’s business and the U.S. economy; declines or unanticipated changes in consumer demand for VWE’s products; the impact of environmental catastrophe, natural disasters, disease, pests, weather conditions and inadequate water supply on VWE’s business; VWE’s significant reliance on its distribution channels; potential reputational harm to VWE’s brands from internal and external sources; possible decreases in VWE’s wine quality ratings; integration risks associated with recent acquisitions, including the ACE Cider acquisition; changes in applicable laws and regulations and the significant expense to VWE of operating in a highly regulated industry; VWE’s ability to make payments on its indebtedness; and those factors discussed in documents of VWE filed, or to be filed, with the U.S. Securities and Exchange Commission (“SEC”) or Canadian securities regulatory authorities. There may be additional risks including other adjustments that VWE does not presently know or that VWE currently believes are immaterial that could also cause actual results to differ from those expressed in or implied by these forward-looking statements. In addition, forward-looking statements reflect VWE’s expectations, plans or forecasts of future events and views as of the date and time of this press release. VWE undertakes no obligation to update or revise any forward-looking statements contained herein, except as may be required by law. Accordingly, undue reliance should not be placed upon these forward-looking statements.

Contacts:

Investors Deborah K. Pawlowski, KEI Advisors LLC dpawlowski@keiadvisors.com Phone: 716.843.3908	Media Mary Ann Vangrin MVangrin@vintagewineestates.com